UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           HUGOTON ENERGY CORPORATION
                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    444613103
                                    ---------
                                 (CUSIP NUMBER)






*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13G


CUSIP NO.  444613103                          PAGE     2     OF    5     PAGES
                                                   ---------    --------

-------------------------------------------------------------------------------

      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Odyssey Partners, L.P. (E.I. No. 13-5614745)

-------------------------------------------------------------------------------

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   |_|

                                                                     (b)   |_|

-------------------------------------------------------------------------------

      3       SEC USE ONLY



-------------------------------------------------------------------------------

      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

-------------------------------------------------------------------------------

  NUMBER OF        5      SOLE VOTING POWER
   SHARES                 -0-
BENEFICIALLY
  OWNED BY        -------------------------------------------------------------
    EACH
  REPORTING        6      SHARED VOTING POWER
   PERSON                 -0-
                  -------------------------------------------------------------

                   7      SOLE DISPOSITIVE POWER
                          -0-

                  -------------------------------------------------------------

                   8      SHARED DISPOSITIVE POWER
                          -0-

-------------------------------------------------------------------------------

      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-


-------------------------------------------------------------------------------

      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES* |_|


-------------------------------------------------------------------------------

      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              -0-


--------------------------------------------------------------------------------

      12       TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A) - NAME OF ISSUER:
----------------------------

      Hugoton Energy Corporation

ITEM 1 (B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-------------------------------------------------------------

      301 N. Main, Suite 1900
      Wichita, KS 67202

ITEM 2 (A) - NAME OF PERSON FILING:
-----------------------------------

      Odyssey Partners, L.P.

ITEM 2 (B) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:
--------------------------------------------------

      31 West 52nd Street
      New York, NY  10019

ITEM 2 (C) - CITIZENSHIP:
-------------------------

      A Delaware limited partnership

ITEM 2 (D) - TITLE OF CLASS OF SECURITIES:
------------------------------------------

      Common Stock, no par value

ITEM 2 (E) - CUSIP NO.:
-----------------------

      444613103

ITEM 3:
-------

      Not Applicable

ITEM 4 - OWNERSHIP:
-------------------

      ITEM 4 (A) - AMOUNT BENEFICIALLY OWNED:
      ---------------------------------------

            -0-

ITEM 4 (B) - PERCENT OF CLASS:
------------------------------

            -0-

ITEM 4 (C) - NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
----------------------------------------------------------

      (i)   Sole power to vote or to direct the vote:
            -0-

      (ii)  Shared power to vote or to direct the vote:
            -0-

      (iii) Sole power to dispose or to direct the disposition of:
            -0-

      (iv)  Shared power to dispose or to direct the disposition of:
            -0-

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
------------------------------------------------------

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------------------------------------------------------------------------

      Not Applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
---------------------------------------------------------

      Not Applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------------------------------------------------------------------

      Not Applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:
----------------------------------------

      Not Applicable

ITEM 10 - CERTIFICATION:
------------------------

      Not Applicable


                                SIGNATURE
                                ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



ODYSSEY PARTNERS, L.P.



By: /s/ Jack Nash
   ---------------------
        Jack Nash
        General Partner




Dated: May 20, 1997